Exhibit 10.02

Amendment No. 2 to the
AllianceBernstein L.P. 2010 Long Term Incentive Plan

Amendment Number Two (the “Amendment”) to the AllianceBernstein L.P. 2010 Long Term Incentive Plan (the “Plan”).

Whereas, the Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of AllianceBernstein Corporation, the general partner of AllianceBernstein L.P. (the “Company”), desires to amend the Plan as provided herein; and

Whereas, pursuant to Section 8(a) of the Plan, the Board and the Compensation Committee have the authority to, among other things, amend the Plan in accordance with its terms; and

Whereas, the Plan amendment described below does not constitute a “material revision” to the Plan, as contemplated in Section 303A.08 of the New York Stock Exchange Listed Company Manual, and, accordingly, does not require the approval of the AllianceBernstein Holding L.P. Unitholders.

Now, Therefore, Be it:

Resolved, that the Plan is hereby amended, effective December 9, 2011, by adding the following language at the end of Section 6(b)(i):

; and provided that, where duly authorized by the Committee or the Board, continued vesting of Awards after a Termination in circumstances where such continued vesting is conditioned on compliance with (A) one or more restrictive covenants, and/or (B) a standard of conduct regarding appropriate consideration of risk set forth in the applicable Award Agreement, shall count towards satisfying the minimum vesting requirement of this Section 6(b)(i).